EXHIBIT 4.45







                              Framework Agreement

                   on Mutual Supply of Products and Services




                                    between


                    China National Offshore Oil Corporation


                                      and

                                 CNOOC Limited

                             (Summary Translation)







                                Exhibit 4.45-1

                                             Table of Contents


   ARTICLE 1     SCOPE OF PRODUCTS AND SERVICES..........................................................3
   ARTICLE 2     TRADING PRINCIPLES......................................................................4
   ARTICLE 3     PRICING PRINCIPLES......................................................................5
   ARTICLE 4     IMPLEMENTATION..........................................................................6
   ARTICLE 5     RIGHTS AND OBLIGATIONS..................................................................7
   ARTICLE 6     TERM AND TERMINATION OF INDIVIDUAL PRODUCT  AND SERVICE CONTRACT........................7
   ARTICLE 7     REPRESENTATIONS AND WARRANTIES..........................................................8
   ARTICLE 8     PERFORMANCE OF THIS AGREEMENT...........................................................9
   ARTICLE 9     FORCE MAJEURE...........................................................................9
   ARTICLE 10    ANNOUNCEMENT...........................................................................10
   ARTICLE 11    MISCELLANEOUS..........................................................................10
   ARTICLE 12    NOTICE.................................................................................11
   ARTICLE 13    APPLICABLE LAW AND DISPUTE RESOLUTION..................................................11
   ARTICLE 14    SUPPLEMENTS............................................................................11



                                              Exhibit 4.45-2

         Framework Agreement on Mutual Supply of Products and Services
                             (Summary Translation)

      This agreement is entered into in Beijing on 8 December 2005 by and between the following parties:

      China National Offshore Oil Corporation (hereinafter referred to as "CNOOC"), a state-owned enterprise incorporated and lawfully existing under the laws of the People's Republic of China ("PRC").

      CNOOC Limited (hereinafter referred to as the "Company"), a company incorporated and lawfully existing under Hong Kong law.

      (Collectively the "Parties" and individually a "Party")

      WHEREAS

      CNOOC owns approximately 70% of the issued share capital of the Company on the date of execution hereof.

      CNOOC is engaged in ancillary production services, engineering construction services, information consulting services, supply services and financial services in connection with the production and operation of petroleum, natural gas and petrochemicals. Such services are necessary to the production and operation of the Company and its associates. CNOOC and its associates have personnel, technical and regional strength, as well as long-term cooperation with the Company and its associates. Therefore, the Company is willing to procure the said products and services from CNOOC in accordance with the provisions hereof.

      The Company has crude oil, condensate oil, liquefied petroleum gas, natural gas and relevant byproducts and semi-finished products, and is capable of providing other petroleum-related products and services. The Company has also had long-term cooperation with CNOOC. Therefore, CNOOC is willing to procure the said products and services from the Company in accordance with the provisions of this Agreement.

      NOW THEREFOR AFTER AMICABLE NEGOTIATION, THE PARTIES HAVE AGREED AS
FOLLOWS.


                  Article 1   Scope of Products and Services

      1.1 The products and services to be provided by the Company to CNOOC include:

             1.1.1 management, technical, facilities and ancillary services, including supply of materials: technical consulting, technology transfer, management, technical research services and other supporting services;



                                Exhibit 4.45-3

             1.1.2 petroleum and natural gas products, byproducts and semi-finished products as well as other various petroleum-related products;

             1.1.3 long-term contracts in connection with natural gas, liquefied natural gas, byproducts and semi-finished products as well as other various petroleum-related products.

      1.2 The products and services to be provided by CNOOC to the Company include:

             1.2.1 exploration and support services: geophysical exploration services, seismic data acquisition and processing, integrated exploration research services, collection of geophysical data, ocean geological forecast and data processing, offshore drilling, well survey, well logging, well cementation and other related technical services, ship tugging, transportation and security services and other related technical and supporting services;

             1.2.2 oil and gas field development and support services: geologic examination, offshore drilling, well survey, well logging, well cementation and other related technical services, design, construction, installation and tuning of production facilities, shipping transportation, provision of materials, integrated research on development techniques as well as other related technical and supporting services;

             1.2.3 oil and gas field production and support services: integrated research on production techniques, well workover, shipping transportation, oil tanker transportation, provision of materials, platform maintenance, repair of equipment and pipelines, production operations, oil extraction, oil and gas production labor services, warehousing and storage, lease of equipment and building, road transportation services, telecommunication and network services, wharf services, construction services, including roads, wharf, buildings, factories and water barrier, maintenance and repair of major equipment, medical, childcare and social services, provision of water, electricity and heat, security and fire services, technical training, accommodation, maintenance and repair of buildings, catering services and other related technical and supporting services.

             1.2.4 management, marketing and other ancillary services: marketing services, management, staff recruitment, publishing, telecommunications, leases of properties, property management, supply of water, electricity and heat, car rental, integrated services and integrated research.

             1.2.5  FPSO vessel leases.


                        Article 2   Trading Principles

      2.1 With regard to all the products and services hereunder, the particular parties may otherwise enter into relevant contracts in accordance with the scope provided herein.



                                Exhibit 4.45-4

             The particular parties refer to CNOOC, the Company and their respective associates. The Parties agree that such relevant contracts shall be executed based on the following general principles:

             o The products and services thereunder shall be satisfactory to the other Party;
             o The products and services thereunder shall be provided on an fair and reasonable price basis;
             o The products and services thereunder shall be provided by CNOOC to the Company in accordance with such terms and conditions as are more favorable than those offered by an independent third party; and
             o The products and services thereunder shall be provided by the Company to CNOOC on the terms and conditions no less favorable than those available to an independent third party.


                        Article 3   Pricing Principles

      3.1 Subject to the trading principles set out in Article 2.1 hereof, under the prevailing local market conditions (including considerations such as volume of sales, length of contracts, package of services, overall customer relationship and other market factors), the products and services under Article 1 shall be based on arm's length negotiation and on normal commercial terms or on terms no less favourable than those available to any independent third party. Where such pricing principles are not applicable, the products and services under Article 1 shall be respectively priced in accordance with Articles 3.2 to 3.5 hereof.

      3.2 The products and services under Articles 1.2.1 to 1.2.4 hereof shall be provided in accordance with the following pricing principles and precedence(pound)(0)

             (i)   State -prescribed price; or

             (ii) Where there is no state-prescribed price, market prices (including local, national or international market price); or

             (iii) When neither (i) nor (ii) is applicable, the cost to CNOOC for providing the relevant products and services plus a margin of not more than 10%, before any applicable taxes.

      3.3 The products and services under Article 1.2.5 hereof shall be provided at the market prices and according to normal commercial terms.

      3.4 The products and services under Article 1.1.1 hereof shall be provided in accordance with the following principles and normal commercial terms:

             (i)   State -prescribed price; or
             (ii) Where there is no state-prescribed price, market prices (including local, national or international market price); or
             (iii) When neither (i) nor (ii) is applicable, the cost to CNOOC for providing the relevant products and services plus a margin of not more than 10%, before any applicable taxes.



                                Exhibit 4.45-5

      3.5 The products and services under Articles 1.1.2 to 1.1.3 hereof shall be provided in accordance with the following principles and precedence:

             (i)   State -prescribed price; or
             (ii) Where there is no state-prescribed price, market prices (including local, national or international market price).


                          Article 4   Implementation

      4.1 The Parties shall ensure and procure their respective associates to execute such individual product and service supply contracts as are complied with the principles and provisions hereunder.

      4.2 The various product and service supply contracts which were entered into by and between the Parties and their associates before January 1, 2006 and will remain effective after January 1, 2006, shall be deemed as contracts entered into in accordance with the provisions of this Agreement. Where any or all of such contracts are inconsistent with the provisions of this Agreement, they shall be amended in compliance with the provisions of this Agreement.

      4.3 The term of such individual product and service supply contracts as are entered into in accordance with Articles 1.1.1, 1.1.2 and
             1.2.1 to 1.2.4 shall not be more than two years. Where the term of such contracts is not more than two years and will expire however after December 31, 2007, the followings shall be provided therein: "This contract shall be terminated on December 31, 2007 provided that CNOOC Limited fails to obtain the approval of the annual caps from 2008 to 2010 for the connected transactions falling into such category according to the requirements of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the "Listing Rules") until December 31, 2007."

      4.4 The term of such individual product and service supply contracts as are entered into in accordance with Article 1.2.5 shall not be more than twenty (20) years. The followings shall be provided therein: This contract shall be terminated on December 31, 2007 provided that CNOOC Limited fails to obtain the approval of the annual caps from 2008 to 2010 for the connected transactions falling into such category according to the requirements the Listing Rules until December 31, 2007."

      4.5 The term of such individual product and service supply contracts as are entered into in accordance with Article 1.1.3 shall not be more than twenty (20) years. The followings shall be provided included therein: This contract shall be terminated on December 31, 2007 provided that CNOOC Limited fails to obtain the approval of the annual caps from 2008 to 2010 for the connected transactions falling into such category according to the requirements the Listing Rules until December 31, 2007."




                                Exhibit 4.45-6

                      Article 5   Rights and Obligations

      5.1    The Parties may

             5.1.1 provide certain products and services to any third party provided that a guarantee by one Party of supply of the products and services hereunder has been made to the other Party.

             5.1.2 receive lawfully payment due for products and services in accordance with the provisions herein.

      5.2    The Parties shall

             5.2.1 procure and ensure their respective associates to provide products and services to the other Party in compliance with the standards and pricing principles set out in this Agreement and individual product and service supply contracts.

             5.2.2 coordinate the matters related to the aforesaid individual product and service supply contracts under engagement by concerned parties to such individual product and service supply contacts; and

             5.2.3 make relevant payment and pay service fees due pursuant to this Agreement and relevant individual product and service supply contracts.

      5.3 The Company may elect to utilize the products and services provided by either CNOOC or any third party.


             Article 6   Term and Termination of Individual Product
                               and Service Contract

      6.1 This Agreement shall become effective from January 1, 2006 upon execution by the authorized representatives of the Parties and shall remain in effect for a term of two (2) years.

      6.2 If any Party breaches any provisions of this Agreement (the "Breaching Party"), the other party (the "Non-breaching Party") may notify the Breaching Party in writing of such breach and request the Breaching Party to make relevant remedies within the reasonable period specified; the Non-breaching Party may forthwith terminate this Agreement provided that the Breaching Party fails to make such remedies within the aforesaid specified period. The Non-breaching Party reserves the right to recourse and claim compensation and any other claims available under the applicable laws.



                                Exhibit 4.45-7

      6.3 Any rights or obligations of any Party having arisen out of this Agreement shall survive the termination of this Agreement.

      6.4 The Parties agree that each Party may terminate an individual product and service supply contract in respect of any certain or some products or services, with at least 6-month prior written notice. In addition, in respect to any products or services contracted before, such relevant contracts may be terminated only after such products and services are supplied.

      6.5 Where CNOOC intends to terminate the supply of any product or service while the Company fails to find another supplier for such product or service (the Company shall notify CNOOC of such situation from time to time), CNOOC shall continue to supply such product or service pursuant to this Agreement unless otherwise consented by the Company.


                  Article 7   Representations and Warranties

      7.1    CNOOC represents and warrants that:

             7.1.1 CNOOC is a stated-owned enterprise duly incorporated pursuant to the PRC law with independent legal person and valid business license;

             7.1.2 CNOOC has obtained all the government approvals (if required) and internal authorizations necessary for the execution and performance of this Agreement. This Agreement shall become binding on CNOOC upon execution by the authorized representative of CNOOC;

             7.1.3 The execution and performance of this Agreement by CNOOC will not violate any other agreement entered into by CNOOC or its articles of association, nor conflict as a matter of law with other agreements entered into by CNOOC or its articles of association.

      7.2    The Company represents and warrants that:

             7.2.1 the Company is a Hong Kong company duly incorporated in accordance with the Hong Kong law with independent legal person and valid business license;

             7.2.2 the Company has obtained all internal authorizations necessary for the execution of this Agreement and this Agreement shall become binding on the Company upon execution by the authorized representative of the Company;

             7.2.3 The execution and performance of this Agreement by the Company will not violate any other agreement entered into by the Company or its articles of association nor conflict as a matter of law with other agreements entered into by the Company or its articles of association.




                                Exhibit 4.45-8

                   Article 8   Performance of this Agreement

      8.1 Where any transaction hereunder constitutes the connected transaction under the Listing Rules, such transaction may proceed, as required by the Listing Rules, only if such transaction has been exempted by the Stock Exchange of Hong Kong Limited ("HKSE") or approved by the independent shareholders or has complied with any other provisions of the Listing Rules concerning connected transactions. Such transaction under this Agreement may be carried out on conditions that the Company has obtained the approval of the independent shareholders or has complied with any other relevant provisions of the Listing Rules concerning connected transaction concerning such transaction.

      8.2 Where the waiver of HKSE is conditional, this Agreement shall be performed in compliance with such conditions.

      8.3 Where the waiver for certain connected transaction is withdrawn, revoked or void and such transaction fails to comply with the relevant requirements of the Listing Rules concerning connected transactions, the performance of this Agreement in connection with such transaction shall be suspended.

      8.4 Where the performance of this Agreement in connection with all the transactions hereunder is suspended pursuant to Article 8.3, this Agreement shall be terminated.


                           Article 9   Force Majeure

      9.1 If any Party fails to perform any or all of its obligations under this Agreement due to force majeure ("force majeure" shall mean any circumstances which cannot be reasonably controlled, foreseen or cannot be avoided and overcome though foreseen by the affected Party, and occurred after the execution of this Agreement, making such affected Party objectively fail to perform (including without limitation failure to perform even though on a reasonable cost) any or all of its obligations under this Agreement. Such force majeure includes but not limited to flood, fire, drought, typhoon and hurricane, earthquake and any other natural disaster, and traffic accident, strike, riot, war (whether or not declared) and acts or omissions of the government), such performance shall be suspended for the duration of force majeure.


      9.2 The affected Party shall promptly after its occurrence notify the other Party in writing and provide the other Party with sufficient evidence specifying the nature of such force majeure and its duration by hand or registered air mail within fifteen
             (15) days. The Party who claims a failure to perform this Agreement due to force majeure shall make all reasonable efforts to minimize the loss or damage that may be incurred by the Parties as a result of force majeure.



                                Exhibit 4.45-9

      9.3 Upon the occurrence of force majeure, the Parties shall forthwith commence joint consultations aimed at how to implement this Agreement. After termination or elimination of force majeure, the Parties shall immediately resume the performance of their respective obligations hereunder.


                          Article 10   Announcement

Neither Party shall make any announcement with regard to the matters of this Agreement without the prior written consent of the other Party except for the announcements made in compliance with the PRC laws and relevant provisions of the China Securities Regulatory Commission, the HKSE, the Hong Kong Securities and Futures Commission, the New York Stock Exchange, the United States Securities and Exchange Commission and other governmental or regulatory authorities.


                          Article 11   Miscellaneous

      11.1 Unless otherwise provided, neither Party shall assign in whole or in part its rights or obligations under this Agreement without the prior written consent of the other Party.

      11.2 This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all previous oral or written agreements, contracts, memorandums of understanding and communications.

      11.3 Should any provision of this Agreement be held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall remain unaffected.

      11.4 The Parties agree that CNOOC and the Company will bear and pay respectively any costs and expenses arising out of this Agreement subject to relevant PRC laws. If relevant laws are not available, the Parties agree to equally share all the relevant costs and expenses.

      11.5 The amendment of this Agreement shall only be valid and effective subject to the signing in writing by the duly authorized representatives of the Parties and sufficient approval by the Parties. If such amendment constitutes a substantive and material amendment to this Agreement, such amendment shall become effective provided that a notification of or consent from the HKSE (as the case may be) and shareholders' meeting of the Company (if applicable) is available.

      11.6 Unless otherwise provided, failure of one Party to exercise or exercise on time any right, power or privilege hereunder shall not act as a waiver, nor shall any single or partial exercise thereof preclude any further exercise of any other right, power or privilege.




                               Exhibit 4.45-10

                             Article 12   Notice

      12.1 All notices or other communications made hereunder by one Party shall be in writing and in Chinese and delivered by hand, or sent by registered air mail or facsimile addressed to the facsimile numbers specified by the other Party. Any such notice shall be deemed to have been duly served:


             12.1.1 If delivered by hand when signing by the intended
                    recipient;

             12.1.2 If sent by registered airmail, the seventh (7th) day after delivery (stamp date) (If the last day is a Saturday, Sunday or statutory holiday, such date shall be postponed to the next business day);

             12.1.3 If sent by facsimile, upon successful transmission by the sending party.


              Article 13   Applicable Law and Dispute Resolution

      13.1 This Agreement shall be governed by and construed in accordance with the PRC laws.

      13.2 All disputes arising out of or in connection with this Agreement shall be settled through negotiation by the Parties. If such dispute can not be settled, such dispute shall be submitted to China International Economic and Trade Commission ("CIETAC') for arbitration which shall be conducted in accordance with CIETAC Arbitration Rules in effect at the time of applying for arbitration. The arbitration award shall be final and legally binding to the Parties.


                           Article 14   Supplements

      14.1   Unless otherwise provided in this Agreement, in the context,

             (1) one Party includes its legal successors; and
             (2) the headings of the Articles of this Agreement are inserted for convenience only and shall not be in legal force or affect the interpretation of this Agreement.

      14.2   This Agreement is written in Chinese.

      14.3 IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on the date written on the first page.



                               Exhibit 4.45-11

China National Offshore Oil                       CNOOC Limited
Corporation


----------------------------                      -----------------------------

By:                                                       By:

Title:                                                    Title:



                               Exhibit 4.45-12